Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS SECOND QUARTER RESULTS, QUARTERLY CASH DIVIDEND, AND

STOCK REPURCHASE PROGRAM

Bedminster, N.J. – July 26, 2019 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its second quarter 2019 results, a quarterly dividend, and a stock repurchase program.

The Company recorded total revenue of $84.03 million, pretax income of $30.89 million, net income of $22.98 million and diluted earnings per share of $1.18 for the six months ended June 30, 2019, compared to $79.59 million, $29.76 million, $22.72 million and $1.20, respectively, for the six months ended June 30, 2018, reflecting increases of 6% in revenue and 4% in pretax income, but only 1% in net income, due to the increase in the effective tax rate in 2019. The Company’s 2019 six-month period included increases in net interest income and non-interest income of $4.44 million, partially offset by increased operating expenses of $3.61 million. The effective tax rate was 25.63% for 2019 compared to 23.68% for 2018; the increase was caused by changes in NJ State tax law.

For the quarter ended June 30, 2019, the Company recorded revenue of $42.29 million, pretax income of $14.97 million, net income of $11.55 million and diluted earnings per share of $0.59, compared to $40.98 million, $15.74 million, $11.91 million and $0.62 for the same three-month period last year. The 2019 quarter included increased non-interest income, which was offset by an increased provision for loan losses (due to loan growth late in the 2019 quarter) and increased operating expenses.

On July 25, 2019, the Company authorized the repurchase of up to 960,000 shares, or approximately 5% of its outstanding shares, over a time-period through and including June 30, 2020. Purchases will be conducted in accordance with the limitations set forth in the SEC’s Rule 10b-18.

Douglas L. Kennedy, President and CEO, said, “We believe our existing capital is strong and believe that purchasing our Company’s stock is an opportunity for us to effectively manage our excess capital.”

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

Year over Year Comparison

	Six Months Ended	Six Months Ended
	June 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2019 (A)	2018	(Decrease)
Net interest income	$59.28	$57.64	$1.64	3%
Provision for loan and lease losses	1.25	1.55	(0.30)	(19)
Net interest income after provision	58.03	56.09	1.94	3
Wealth management fee income	18.74	16.49	2.25	14
Other income	6.02	5.47	0.55	10
Total other income	24.76	21.96	2.80	13
Operating expenses	51.89	48.28	3.61	7
Pretax income	30.90	29.77	1.13	4
Income tax expense	7.92	7.05	0.87	12
Net income	$22.98	$22.72	$0.26	1%
Diluted EPS	$1.18	$1.20	$(0.02)	(2)%

Effective tax rate	25.63%	23.68%	1.95
Return on average assets annualized	0.99%	1.06%	(0.07)
Return on average equity annualized	9.57%	10.83%	(1.26)
(A)	The six months ended June 30, 2019 included a full six months of wealth management fee income and expense related to Lassus Wherley, which was acquired effective September 1, 2018.

June 2019 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	June 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2019 (A)	2018	(Decrease)
Net interest income	$29.27	$29.24	$0.03	0%
Provision for loan and lease losses	1.15	0.30	0.85	283
Net interest income after provision	28.12	28.94	(0.82)	(3)
Wealth management fee income	9.57	8.13	1.44	18
Other income	3.45	3.61	(0.16)	(4)
Total other income	13.02	11.74	1.28	11
Operating expenses	26.17	24.94	1.23	5
Pretax income	14.97	15.74	(0.77)	(5)
Income tax expense	3.42	3.83	(0.41)	(11)
Net income	$11.55	$11.91	$(0.36)	(3)%
Diluted EPS	$0.59	$0.62	$(0.03)	(5)%

Effective tax rate	22.85%	24.33%	(1.48)
Return on average assets annualized	0.99%	1.11%	(0.12)
Return on average equity annualized	9.49%	11.11%	(1.62)

(A)	The June 2019 quarter included a full quarter of wealth management fee income and expense related to Lassus Wherley, which was acquired effective September 1, 2018.

June 2019 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	June 30,	March 31,	Increase/
(Dollars in millions, except per share data)	2019	2019	(Decrease)
Net interest income	$29.27	$30.01	$(0.74)	(2)%
Provision for loan and lease losses	1.15	0.10	1.05	1,050
Net interest income after provision	28.12	29.91	(1.79)	(6)
Wealth management fee income	9.57	9.17	0.40	4
Other income	3.45	2.56	0.89	35
Total other income	13.02	11.73	1.29	11
Operating expenses	26.17	25.72	0.45	2
Pretax income	14.97	15.92	(0.95)	(6)
Income tax expense	3.42	4.49	(1.07)	(24)
Net income	$11.55	$11.43	$0.12	1%
Diluted EPS	$0.59	$0.58	$0.01	2%

Effective tax rate	22.85%	28.20%	(5.35)
Return on average assets annualized	0.99%	0.98%	0.01
Return on average equity annualized	9.49%	9.65%	(0.16)

Mr. Kennedy said, “Our results were impacted by the shape of the yield curve, competitive pressures in our markets, and the fact that our loan growth came near the end of the quarter. The current shape of the yield curve has caused market yields on assets to fall while the cost of deposits has not yet followed course. In light of this, our team has taken a number of steps to address current conditions, as noted throughout this release.”

Other highlights for the quarter included:

•	Wealth Management remains integral to our strategy and provides a diversified, predictable, and stable source of revenue over time:
o

On July 3, 2019, the Company announced its agreement to acquire Point View Wealth Management, Inc. (“Point View”), a registered investment advisor headquartered in Summit, NJ, which is expected to add approximately $300 million of assets under management and/or administration (“AUM/AUA”).

o

At June 30, 2019, the market value of AUM/AUA at the Peapack Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) was $6.6 billion reflecting an increase of $228 million from $6.3 billion at March 31, 2019, and $874 million from $5.7 billion at June 30, 2018, reflecting growth of 15%.

o

Wealth management fee income totaled $9.57 million for the quarter ended June 30, 2019, reflecting an increase of $394,000, or 4%, from the March 2019 quarter, and an increase of $1.4 million, or 18%, from the June 2018 quarter.

o

Wealth management fee income, which comprised approximately 23% of the Company’s total revenue for the quarter ended June 30, 2019, continues to contribute significantly to the Company’s diversified revenue sources.

•	The loan portfolio continues to shift from lower yielding multifamily to higher yielding commercial and industrial (C&I) lending (including equipment finance):
o

Total C&I loans (including equipment finance leases and loans of $504 million) at June 30, 2019 were $1.52 billion.  This reflected net growth of $449 million (42%) when compared to $1.07 billion at June 30, 2018 and reflected net growth of $108 million when compared to the March 31, 2019 balance (8% growth linked quarter; 31% annualized).

o

As of June 30, 2019, total C&I loans comprised 38% of the total loan portfolio, as compared to 36% at March 31, 2019 and 29% at June 30, 2018.  As of June 30, 2019, total multifamily loans comprised 28% of the total loan portfolio relatively flat when compared to March 31, 2019 and lower as compared to 35% a year earlier at June 30, 2018.

o	The Bank’s concentration in commercial real estate loans declined to 375% of risk-based capital at June 30, 2019 from 379% at March 31, 2019 and 425% at June 30, 2018.
•	Deposits, funding, and interest rate risk continue to be actively managed:
o

Deposits totaled $4.10 billion at June 30, 2019.  This reflected net growth of $573 million (16%) when compared to $3.52 billion at June 30, 2018 and reflected net growth of $176 million when compared to the March 31, 2019 balance (5% growth linked quarter; 18% annualized).

o	The Company’s loan-to-deposit ratio improved to 98.5% at June 30, 2019, from 99.5% at March 31, 2019, and 105.8% at June 30, 2018.
o	The Company continues to have access to $1.4 billion of available secured funding at the Federal Home Loan Bank.
o

At June 30, 2019, the Company’s interest rate sensitivity models indicate the Company is slightly asset sensitive, and that net interest income would improve slightly in a rising rate environment but decline slightly in a falling rate environment. The Company is managing its balance sheet to be less asset sensitive and closer to interest rate neutral.

•	Capital and asset quality continue to be strong.
o

The Company’s and Bank’s capital ratios at June 30, 2019 remain strong. The Company believes its existing capital and capital generation from earnings will be more than adequate to support planned balance sheet growth and wealth acquisitions.

o	The Company authorized a 5% stock repurchase program on July 25, 2019.
o

Despite a new nonaccrual relationship totaling $6.6 million in the quarter, asset quality metrics continued to be strong as of June 30, 2019. Nonperforming assets at June 30, 2019 were $31.2 million, or 0.64% of total assets.  Total loans past due 30 through 89 days and still accruing were $432,000, or 0.01% of total loans, at June 30, 2019.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management Business

In the June 2019 quarter, the Bank’s wealth management business generated $9.57 million in fee income, an increase of $394,000 compared to $9.17 million for the March 2019 quarter, and an increase of $1.44 million compared to $8.13 million for the June 2018 quarter.

When compared to the June 2018 quarter, the June 2019 quarter included three months of fee income related to Lassus Wherley ($1.1 million), which was acquired effective September 1, 2018, as well as increased fees from net organic growth in assets under management.

John P. Babcock, President of the newly-branded, “Peapack Private Wealth Management Division”, said, “I am pleased with our results; we had $485 million of new business inflows in the first half of 2019 and have a strong pipeline as we look ahead over the next two quarters.  We are making significant forward progress on integrating the systems, processes and people from our 2017 and 2018 acquisitions and continue to selectively look for additional acquisitions that can add talent and expertise to our wealth management organization.”

Loans / Commercial Banking

Net loans increased by $131 million from $3.86 billion at March 31, 2019 to $3.99 billion at June 30, 2019 (3% growth linked quarter, 13% annualized). Loan/line origination levels continued to be strong ($284 million for the June 30, 2019 quarter) but were partially offset by paydown activity. Mr. Kennedy noted, “Despite our robust loan originations, our average loan balances for the quarter actually declined relative to the first quarter’s average balance, as the majority of our loan volume closed near the end of the second quarter. We will see the benefit of our second quarter loan production in the third quarter.  Additionally, we have entered the third quarter with very strong loan pipelines.”  Net new loan growth during the second quarter was funded by net new deposit growth.

Total commercial and industrial loans (including equipment finance leases and loans) grew $108 million (8% growth linked quarter, 31% annualized) to $1.52 billion at the end of the second quarter of 2019, compared to $1.41 billion at the end of the first quarter of 2019.

Mr. Kennedy said, “The loan market continues to be extremely competitive from a structure/credit and a pricing perspective. As I have noted before, we will continue to be disciplined and not compromise our credit standards, but we will compete on price, as long as returns remain reasonable as measured by our proprietary loan pricing model.”

Mr. Kennedy also said, “Our newly expanded Corporate Advisory and Structured Finance businesses give us the capability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enabling us to provide a unique boutique level of service, giving us a competitive advantage over much of our peers.”

Kennedy went on to say, “As previously announced, Greg Smith joined us from Capital One on April 1st as EVP, Head of Commercial Banking. Greg is an accomplished commercial banking professional, whom I have known for many years.”

Funding / Liquidity / Interest Rate Risk Management

As noted in prior quarters, the Company has actively managed its deposit base to reduce reliance on wholesale sourced deposits and/or reduce volatility or operational risk.

For the quarter ended June 30, 2019, the Company utilized its increased capital and deposit growth to fund its loan growth and increase its on balance sheet liquidity (interest-earning deposits and investment securities).

In addition to approximately $688 million of cash, cash equivalents and investment securities on its balance sheet, the Company also had approximately $1.4 billion of secured funding available from the Federal Home Loan Bank, of which only $105 million was drawn as of June 30, 2019.

Mr. Kennedy noted, “We have discontinued our promotional CD programs, and we may utilize lower cost fixed rate wholesale borrowings and/or interest rate swaps, as opposed to retail deposits, to fund fixed rate loan production.”

Mr. Kennedy also noted, “As previously announced, Rick DeBel joined us from Wells Fargo on May 6th as EVP, Deposit Solutions, a newly created position. Rick’s first task was to work with our Senior Leadership Team to construct a comprehensive deposit rate reduction program, with an eye toward relationship profitability. Rate reduction targets have been established and will be phased in over time. We have actively managed our loan to deposit ratio down to approximately 98%, and our cash and cash equivalents to exceed $300 million. This provides flexibility to manage deposit rates down in the coming months.”

Kennedy went on to note, “The northeast market continues to be extremely competitive for deposits. The Company is focused on providing high touch client service, a key element in growing its personal and commercial core deposit base.  The Company is focused on multiple retail channels, as well as commercial channels, including its enhanced Treasury Management and Escrow offerings. Further, all of our Private Bankers remain keenly focused on deposit gathering, including our new Professional Services Group, led by a seasoned commercial banker who joined us recently.”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Six Months Ended		Six Months Ended
	June 30, 2019		June 30, 2018
	NII	NIM	NII	NIM

NII/NIM excluding the below	$58,467	2.73%	$56,146	2.73%
Prepayment premiums received on loan paydowns	678	0.02%	1,169	0.05%
Effect of maintaining excess interest earning cash during 2019	130	-0.08%	0	0.00%
Material fees recognized on full paydowns of C&I loans	0	0.00%	321	0.01%
NII/NIM as reported	$59,275	2.67%	$57,636	2.79%

	Three Months Ended		Three Months Ended		Three Months Ended
	June 30, 2019		March 31, 2019		June 30, 2018
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$28,938	2.69%	$29,432	2.72%	$28,186	2.72%
Prepayment premiums received on loan paydowns	246	0.02%	432	0.04%	736	0.07%
Effect of maintaining excess interest earning cash during 2019	84	-0.07%	143	-0.06%	0	0.00%
Material fees recognized on full paydowns of C&I loans	0	0.00%	0	0.00%	321	0.03%
NII/NIM as reported	$29,268	2.64%	$30,007	2.70%	$29,243	2.82%

Net interest income and net interest margin comparisons are shown above.

Mr. Kennedy noted, “Last quarter we said that our forecasting models indicated a net interest margin in the 2.95% to 3.00% range by the end of 2020. We also said, while we still believe our margin will improve over that same time frame, the target may be difficult to attain if the shape of the current yield curve remains for an extended period. Given the current market, we now believe the 2.95% to 3.00% target will not be achieved until the end of 2021.”

Other Noninterest Income (other than Wealth Management fee income)

The second quarter of 2019 included $573,000 of income related to the Company’s SBA lending and sale program, compared to $419,000 generated in the March 2019 quarter, and $814,000 in the June 2018 quarter.

The second quarter of 2019 included $721,000 of loan level, back-to-back swap income compared to $270,000 in the March 2019 quarter and $900,000 in the June 2018 quarter.  This program provides a borrower with a degree of interest rate protection on a variable rate loan, while still providing an adjustable rate to the Company, thus helping to manage the Company’s interest rate risk, while contributing to income.

Income from both of these programs are not linear each quarter, as some quarters will be higher than others.

Other income totaled $740,000 for the second quarter of 2019, compared to $606,000 for the first quarter of 2019, and $639,000 for the second quarter of 2018. The increase in the June 2019 quarter was due to increased commercial banking fees, particularly unused line of credit fees and letter of credit fees.

Operating Expenses

The Company’s total operating expenses were $26.17 million for the quarter ended June 30, 2019, compared to $25.72 million for the March 2019 quarter and $24.94 million for the June 2018 quarter.  The June 2019 and the March 2019 quarters each included three months of expense related to Lassus Wherley (which closed in September

2018). Strategic hiring and normal salary increases also contributed to the increase for the June 2019 quarter. FDIC insurance expense for the June 2019 quarter decreased when compared to prior year (June 2018) quarter. Mr. Kennedy said, “The Company has launched a company-wide expense review, with a goal of slowing expense growth, while continuing our investment in digital and in client acquisition initiatives.”

Income Taxes

The effective tax rate for the June 2019 quarter was 22.9%, compared to 28.2% for the March 2019 quarter, and 24.3% for the June 2018 quarter. The March 2019 quarter included higher NJ State Income Tax due to the change in NJ Tax law. A portion of the additional NJ State tax accrued in the first quarter was reversed in the second quarter, when the State published certain clarifications during the second quarter. The effective tax rate for the six months ended June 30, 2019 was 25.6% compared to 23.7% for the six months ended June 30, 2018.

Asset Quality / Provision for Loan and Lease Losses

Nonperforming assets at June 30, 2019 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $31.2 million, or 0.64% of total assets, compared to $24.9 million, or 0.53% of total assets, at March 31, 2019 and $13.6 million, or 0.32% of total assets, at June 30, 2018.  Total loans past due 30 through 89 days and still accruing were $432,000 at June 30, 2019, compared to $2.5 million at March 31, 2019 and $3.5 million at June 30, 2018. The increase in the June 2019 quarter was due to one $6.6 million casual dining commercial banking relationship, which also continues to pay as agreed. A specific allowance for loan losses of $1.0 million was recorded on this loan in the June 2019 quarter.

For the quarter ended June 30, 2019, the Company’s provision for loan and lease losses was $1.2 million compared to $100,000 for the March 2019 quarter and $300,000 for the June 2018 quarter. The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) reflect, among other things, the Company’s asset quality metrics, net loan growth, net charge-offs, and the composition of the loan portfolio. The increased provision for the June 2019 quarter resulted from an increase in the loan portfolio, as well as the specific reserve noted above.

At June 30, 2019, the allowance for loan and lease losses of $39.79 million (128% of nonperforming loans and 0.99% of total loans), compared to $38.65 million at March 31, 2019 (155% of nonperforming loans and 0.99% of total loans), and $38.07 million (317% of nonperforming loans and 1.02% of total loans) at June 30, 2018.

Capital / Dividend / Stock Repurchase Program

The Company’s capital position in the June 2019 quarter was benefitted by net income of $11.55 million. The Company’s and Bank’s capital ratios at June 30, 2019 all remain strong.  Such ratios remain well above regulatory well capitalized standards.

On July 25, 2019, the Company authorized a 5% stock repurchase program (up to 960,000 shares) and declared a cash dividend of $0.05 per share payable on August 22, 2019 to shareholders of record on August 8, 2019.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.87 billion and wealth management assets under management and/or administration (AUM/AUA) of $6.6 billion as of June 30, 2019.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy.  Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its Private Wealth Management Division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.

Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

our inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2019 and beyond;
•	our inability to successfully integrate wealth management firm acquisitions;
•	our inability to manage our growth;
•	our inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT and third party providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	our inability to successfully generate new business in new geographic markets;
•	our inability to execute upon new business initiatives;
•	our lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	our ability to retain key employees;
•	demands for loans and deposits in our market areas;
•	adverse changes in securities markets;
•	changes in accounting policies and practices;
•	effects related to a prolonged shutdown of the federal government which could impact SBA and other government lending programs; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2018.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2019	2019	2018	2018	2018
Income Statement Data:
Interest income	$44,603	$44,563	$42,781	$40,163	$39,674
Interest expense	15,335	14,556	13,396	12,021	10,431
Net interest income	29,268	30,007	29,385	28,142	29,243
Provision for loan and lease losses	1,150	100	1,500	500	300
Net interest income after provision for loan and lease losses	28,118	29,907	27,885	27,642	28,943
Wealth management fee income	9,568	9,174	8,552	8,200	8,126
Service charges and fees	897	816	938	860	873
Bank owned life insurance	326	338	351	349	345
Gain on loans held for sale at fair value (Mortgage banking)	132	47	74	87	79
Loss on loans held for sale at lower of cost or fair value	—	—	(4,392)	—	—
Fee income related to loan level, back-to-back swaps	721	270	1,838	854	900
Gain on sale of SBA loans	573	419	277	514	814
Other income (A)	740	606	3,571	444	639
Securities gains/(losses), net	69	59	46	(325)	(36)
Total other income	13,026	11,729	11,255	10,983	11,740
Salaries and employee benefits	17,543	17,156	16,372	16,025	15,826
Premises and equipment	3,600	3,388	3,422	3,399	3,406
FDIC insurance expense	277	277	645	593	625
Other expenses	4,753	4,894	5,085	4,267	5,084
Total operating expenses	26,173	25,715	25,524	24,284	24,941
Income before income taxes	14,971	15,921	13,616	14,341	15,742
Income tax expense	3,421	4,496	2,887	3,617	3,832
Net income	$11,550	$11,425	$10,729	$10,724	$11,910

Total revenue (B)	$42,294	$41,736	$40,640	$39,125	$40,983
Per Common Share Data:
Earnings per share (basic)	$0.59	$0.59	$0.56	$0.56	$0.63
Earnings per share (diluted)	0.59	0.58	0.55	0.56	0.62
Weighted average number of common shares outstanding:
Basic	19,447,155	19,350,452	19,260,033	19,053,849	18,930,893
Diluted	19,568,371	19,658,006	19,424,906	19,240,098	19,098,838
Performance Ratios:
Return on average assets annualized (ROAA)	0.99%	0.98%	0.96%	0.99%	1.11%
Return on average equity annualized (ROAE)	9.49%	9.65%	9.32%	9.68%	11.11%
Net interest margin (tax- equivalent basis)	2.64%	2.70%	2.72%	2.69%	2.82%
GAAP efficiency ratio (C)	61.88%	61.61%	62.81%	62.07%	60.86%
Operating expenses / average assets annualized	2.25%	2.21%	2.28%	2.24%	2.32%

(A) The December 31, 2018 quarter includes death benefit from life insurance policy of $3.0 million related to the December 31, 2018 passing of the founder and managing principal of MCM.

(B)	Total revenue includes net interest income plus total other income.
(C)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Six Months Ended
	June 30,		Change
	2019	2018	$	%
Income Statement Data:
Interest income	$89,166	$76,742	$12,424	16%
Interest expense	29,891	19,106	10,785	56%
Net interest income	59,275	57,636	1,639	3%
Provision for loan and lease losses	1,250	1,550	(300)	-19%
Net interest income after provision for loan and lease losses	58,025	56,086	1,939	3%
Wealth management fee income	18,742	16,493	2,249	14%
Service charges and fees	1,713	1,704	9	1%
Bank owned life insurance	664	681	(17)	-2%
Gain on loans held for sale at fair value (Mortgage banking)	179	173	6	3%
Gain on loans held for sale at lower of cost or fair value	—	—	—	N/A
Fee income related to loan level, back-to-back swaps	991	1,152	(161)	-14%
Gain on sale of SBA loans	992	845	147	17%
Other income	1,346	1,021	325	32%
Securities gains/(losses), net	128	(114)	242	-212%
Total other income	24,755	21,955	2,800	13%
Salaries and employee benefits	34,699	30,405	4,294	14%
Premises and equipment	6,988	6,676	312	5%
FDIC insurance expense	554	1,205	(651)	-54%
Other expenses	9,647	9,992	(345)	-3%
Total operating expenses	51,888	48,278	3,610	7%
Income before income taxes	30,892	29,763	1,129	4%
Income tax expense	7,917	7,046	871	12%
Net income	$22,975	$22,717	$258	1%

Total revenue (A)	$84,030	$79,591	$4,439	6%
Per Common Share Data:
Earnings per share (basic)	$1.18	$1.21	$(0.03)	-2%
Earnings per share (diluted)	1.18	1.20	(0.02)	-2%
Weighted average number of common shares outstanding:
Basic	19,399,071	18,770,492	628,579	3%
Diluted	19,528,536	18,996,979	531,557	3%
Performance Ratios:
Return on average assets annualized (ROAA)	0.99%	1.06%	(0.07)%	-7%
Return on average equity annualized (ROAE)	9.57%	10.83%	(1.26)%	-12%
Net interest margin (tax- equivalent basis)	2.67%	2.79%	(0.12)%	-4%
GAAP efficiency ratio (B)	61.75%	60.66%	1.09%	2%
Operating expenses / average assets annualized	2.23%	2.25%	(0.02)%	-1%

(A)	Total revenue includes net interest income plus total other income.
(B)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2019	2019	2018	2018	2018
ASSETS
Cash and due from banks	$5,351	$4,726	$5,914	$4,792	$4,458
Federal funds sold	101	101	101	101	101
Interest-earning deposits	298,575	235,487	154,758	118,111	62,231
Total cash and cash equivalents	304,027	240,314	160,773	123,004	66,790
Securities available for sale	378,839	384,400	377,936	368,554	346,790
Equity security	4,847	4,778	4,719	4,673	4,710
FHLB and FRB stock, at cost	18,338	18,460	18,533	21,561	21,533
Residential mortgage	572,926	569,304	573,146	562,930	567,459
Multifamily mortgage	1,129,476	1,104,406	1,138,190	1,289,458	1,320,251
Commercial mortgage	694,674	705,221	702,165	644,900	637,705
Commercial loans	1,518,591	1,410,146	1,398,214	1,180,774	1,069,526
Consumer loans	53,995	54,276	58,678	64,478	76,509
Home equity lines of credit	62,522	57,639	62,191	59,930	55,020
Other loans	424	355	465	432	431
Total loans	4,032,608	3,901,347	3,933,049	3,802,902	3,726,901
Less: Allowances for loan and lease losses	39,791	38,653	38,504	37,293	38,066
Net loans	3,992,817	3,862,694	3,894,545	3,765,609	3,688,835
Premises and equipment	20,987	21,201	27,408	27,874	28,404
Other real estate owned	—	—	—	96	1,608
Accrued interest receivable	11,594	11,688	10,814	10,849	7,202
Bank owned life insurance	45,744	45,554	45,353	45,181	44,980
Goodwill and other intangible assets (A)	31,941	32,170	32,399	34,297	23,477
Finance lease right-of-use assets (B)	5,452	5,639	—	—	—
Operating lease right-of-use assets (B)	11,017	7,541	—	—	—
Other assets	45,631	27,867	45,378	34,011	30,845
TOTAL ASSETS	$4,871,234	$4,662,306	$4,617,858	$4,435,709	$4,265,174

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$544,431	$476,013	$463,926	$503,388	$527,453
Interest-bearing demand deposits	1,388,821	1,268,823	1,247,305	1,148,660	1,053,004
Savings	112,438	114,865	114,674	116,391	120,986
Money market accounts	1,207,358	1,209,835	1,243,369	1,097,630	1,051,893
Certificates of deposit – Retail	570,384	545,450	510,724	466,791	431,679
Certificates of deposit – Listing Service	58,541	68,055	79,195	85,241	96,644
Subtotal “customer” deposits	3,881,973	3,683,041	3,659,193	3,418,101	3,281,659
IB Demand – Brokered	180,000	180,000	180,000	180,000	180,000
Certificates of deposit – Brokered	33,682	56,165	56,147	61,193	61,254
Total deposits	4,095,655	3,919,206	3,895,340	3,659,294	3,522,913
Overnight borrowings	—	—	—	95,190	127,350
Federal home loan bank advances	105,000	105,000	108,000	84,000	52,898
Finance lease liability (B)	7,985	8,175	8,362	8,548	8,728
Operating lease liability (B)	11,269	7,683	—	—	—
Subordinated debt, net	83,305	83,249	83,193	83,138	83,133
Other liabilities	74,132	57,521	53,950	51,106	33,133
TOTAL LIABILITIES	4,377,346	4,180,834	4,148,845	3,981,276	3,828,155
Shareholders’ equity	493,888	481,472	469,013	454,433	437,019
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$4,871,234	$4,662,306	$4,617,858	$4,435,709	$4,265,174
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$6.6	$6.3	$5.8	$6.4	$5.7

(A)

Includes goodwill and intangibles from the Murphy Capital Management, Quadrant Capital Management and Lassus Wherley and Associates acquisitions completed in August 2017, November 2017 and September 2018, respectively.

(B)	Resulted from the adoption of ASU No. 2016-02, “Leases (Topic 842)”.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2019	2019	2018	2018	2018
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	31,150	24,892	25,715	10,722	12,025
Other real estate owned	—	—	—	96	1,608
Total nonperforming assets	$31,150	$24,892	$25,715	$10,818	$13,633

Nonperforming loans to total loans	0.77%	0.64%	0.65%	0.28%	0.32%
Nonperforming assets to total assets	0.64%	0.53%	0.56%	0.24%	0.32%

Performing TDRs (B)(C)	$3,772	$4,274	$4,303	$19,334	$18,665

Loans past due 30 through 89 days and still accruing	$432	$2,492	$3,484	$2,528	$3,539

Classified loans	$56,135	$51,306	$58,265	$51,783	$51,216

Impaired loans	$34,941	$29,185	$31,300	$31,345	$30,711

Allowance for loan and lease losses:
Beginning of period	$38,653	$38,504	$37,293	$38,066	$37,696
Provision for loan and lease losses	1,150	100	1,500	500	300
Charge-offs, net	(12)	49	(289)	(1,273)	70
End of period	$39,791	$38,653	$38,504	$37,293	$38,066

ALLL to nonperforming loans	127.74%	155.28%	149.73%	347.82%	316.56%
ALLL to total loans	0.987%	0.991%	0.979%	0.981%	1.021%
General ALLL to total loans (D)	0.956%	0.984%	0.972%	0.961%	0.978%

(A) Amount includes one commercial real estate loan with a loan balance of $14.6 million at June 30, 2019, $14.8 million at March 31, 2019 and $15.2 million at December 31, 2018 which continues to pay as agreed, and which the Company believes to be well secured.  In addition, one hospitality relationship with a balance of $6.6 million went on nonaccrual at June 30, 2019.

(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)

Amount does not include $19.8 million at June 30, 2019, $20.0 million at March 31, 2019, $20.5 million at December 31, 2018, $5.5 million at September 30, 2018, and $6.9 million at June 30, 2018 of TDRs included in nonaccrual loans.

(D) Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	June 30,	December 31,	June 30,
	2019	2018	2018
Capital Adequacy
Equity to total assets (A)	10.14%	10.16%	10.25%
Tangible Equity to tangible assets (B)	9.55%	9.52%	9.75%
Book value per share (C)	$25.38	$24.25	$22.99
Tangible Book Value per share (D)	$23.74	$22.58	$21.76

	June 30,		December 31,		June 30,
	2019		2018		2018
Regulatory Capital – Holding Company
Tier I leverage	$462,675	10.01%	$438,240	9.82%	$416,123	9.71%
Tier I capital to risk-weighted assets	462,675	11.96	438,240	11.76	416,123	12.16
Common equity tier I capital ratio to risk-weighted assets	462,673	11.96	438,238	11.76	416,121	12.16
Tier I & II capital to risk-weighted assets	585,771	15.14	559,937	15.03	537,322	15.71

Regulatory Capital – Bank
Tier I leverage	$533,043	11.54%	$504,504	11.32%	$482,545	11.27%
Tier I capital to risk-weighted assets	533,043	13.79	504,504	13.56	482,545	14.12
Common equity tier I capital ratio to risk-weighted assets	533,041	13.79	504,502	13.56	482,543	14.12
Tier I & II capital to risk-weighted assets	572,834	14.82	543,008	14.59	520,611	15.23

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding.
(D)

Tangible book value per share is different than book value per share because it excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2019	2019	2018	2018	2018
Residential loans retained	$21,998	$10,839	$24,937	$14,412	$22,217
Residential loans sold	9,785	3,090	4,686	6,717	6,488
Total residential loans	31,783	13,929	29,623	21,129	28,705
Commercial real estate	34,204	21,025	63,486	23,950	20,780
Multifamily	58,604	21,122	58,175	12,328	4,743
Commercial (C&I) loans (A) (B)	143,944	141,128	285,950	133,973	137,805
SBA	3,740	9,050	5,695	4,800	10,740
Wealth lines of credit (A)	6,725	7,380	5,850	6,100	11,560
Total commercial loans	247,217	199,705	419,156	181,151	185,628
Installment loans	1,497	558	649	1,634	1,036
Home equity lines of credit (A)	3,626	1,607	3,625	10,273	5,091
Total loans closed	$284,123	$215,799	$453,053	$214,187	$220,460

	For the Six Months Ended
	June 30,	June 30,
	2019	2018
Residential loans retained	$32,837	$33,859
Residential loans sold	12,875	14,160
Total residential loans	45,712	48,019
Commercial real estate	55,229	55,165
Multifamily	79,726	25,743
Commercial (C&I) loans (A) (B)	285,072	256,230
SBA	12,790	15,010
Wealth lines of credit (A)	14,105	30,798
Total commercial loans	446,922	382,946
Installment loans	2,055	2,386
Home equity lines of credit (A)	5,233	7,588
Total loans closed	$499,922	$440,939

(A)	Includes loans and lines of credit that closed in the period, but not necessarily funded.
(B)	Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2019			June 30, 2018
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$392,079	$2,639	2.69%	$361,537	$2,072	2.29%
Tax-exempt (A) (B)	16,913	206	4.87	20,647	181	3.51

Loans (B) (C):
Mortgages	568,020	4,835	3.40	562,460	4,708	3.35
Commercial mortgages	1,786,086	17,581	3.94	1,986,138	18,972	3.82
Commercial	1,417,112	17,303	4.88	1,047,299	12,397	4.73
Installment	54,565	585	4.29	71,933	635	3.53
Home equity	63,112	818	5.18	62,731	685	4.37
Other	375	10	10.67	450	11	9.78
Total loans	3,889,270	41,132	4.23	3,731,011	37,408	4.01
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	241,129	1,265	2.10	94,770	395	1.67
Total interest-earning assets	4,539,492	45,242	3.99%	4,208,066	40,056	3.81%
Noninterest-earning assets:
Cash and due from banks	5,280			4,660
Allowance for loan and lease losses	(39,138)			(38,278)
Premises and equipment	21,176			28,704
Other assets	127,798			100,385
Total noninterest-earning assets	115,116			95,471
Total assets	$4,654,608			$4,303,537

LIABILITIES:
Interest-bearing deposits:
Checking	$1,266,909	$4,123	1.30%	$1,073,108	$1,967	0.73%
Money markets	1,197,998	4,415	1.47	1,000,320	2,432	0.97
Savings	112,693	16	0.06	123,490	17	0.06
Certificates of deposit – retail	610,493	3,461	2.27	555,935	2,330	1.68
Subtotal interest-bearing deposits	3,188,093	12,015	1.51	2,752,853	6,746	0.98
Interest-bearing demand – brokered	180,000	836	1.86	180,000	804	1.79
Certificates of deposit – brokered	46,639	326	2.80	63,364	399	2.52
Total interest-bearing deposits	3,414,732	13,177	1.54	2,996,217	7,949	1.06
Borrowings	105,000	838	3.19	221,340	1,155	2.09
Capital lease obligation	8,052	97	4.82	8,794	106	4.82
Subordinated debt	83,272	1,223	5.87	83,099	1,221	5.88
Total interest-bearing liabilities	3,611,056	15,335	1.70%	3,309,450	10,431	1.26%
Noninterest-bearing liabilities:
Demand deposits	497,853			536,306
Accrued expenses and other liabilities	58,721			29,035
Total noninterest-bearing liabilities	556,574			565,341
Shareholders’ equity	486,978			428,746
Total liabilities and shareholders’ equity	$4,654,608			$4,303,537
Net interest income		$29,907			$29,625
Net interest spread			2.29%			2.55%
Net interest margin (D)			2.64%			2.82%

(A)  Average balances for available for sale securities are based on amortized cost.

(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2019			March 31, 2019
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$392,079	$2,639	2.69%	$387,566	$2,684	2.77%
Tax-exempt (A) (B)	16,913	206	4.87	17,345	210	4.84

Loans (B) (C):
Mortgages	568,020	4,835	3.40	571,637	4,895	3.43
Commercial mortgages	1,786,086	17,581	3.94	1,824,371	18,021	3.95
Commercial	1,417,112	17,303	4.88	1,379,585	16,750	4.86
Installment	54,565	585	4.29	55,215	577	4.18
Home equity	63,112	818	5.18	60,421	766	5.07
Other	375	10	10.67	412	11	10.68
Total loans	3,889,270	41,132	4.23	3,891,641	41,020	4.22
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	241,129	1,265	2.10	237,251	1,270	2.14
Total interest-earning assets	4,539,492	45,242	3.99%	4,533,904	45,184	3.99%
Noninterest-earning assets:
Cash and due from banks	5,280			5,398
Allowance for loan and lease losses	(39,138)			(38,948)
Premises and equipment	21,176			21,467
Other assets	127,798			122,102
Total noninterest-earning assets	115,116			110,019
Total assets	$4,654,608			$4,643,923

LIABILITIES:
Interest-bearing deposits:
Checking	$1,266,909	$4,123	1.30%	$1,284,611	$3,710	1.16%
Money markets	1,197,998	4,415	1.47	1,208,004	4,335	1.44
Savings	112,693	16	0.06	114,003	16	0.06
Certificates of deposit – retail	610,493	3,461	2.27	607,178	3,234	2.13
Subtotal interest-bearing deposits	3,188,093	12,015	1.51	3,213,796	11,295	1.41
Interest-bearing demand – brokered	180,000	836	1.86	180,000	739	1.64
Certificates of deposit – brokered	46,639	326	2.80	56,154	365	2.60
Total interest-bearing deposits	3,414,732	13,177	1.54	3,449,950	12,399	1.44
Borrowings	105,000	838	3.19	105,900	834	3.15
Capital lease obligation	8,052	97	4.82	8,244	99	4.80
Subordinated debt	83,272	1,223	5.87	83,213	1,224	5.88
Total interest-bearing liabilities	3,611,056	15,335	1.70%	3,647,307	14,556	1.60%
Noninterest-bearing liabilities:
Demand deposits	497,853			471,265
Accrued expenses and other liabilities	58,721			51,791
Total noninterest-bearing liabilities	556,574			523,056
Shareholders’ equity	486,978			473,560
Total liabilities and shareholders’ equity	$4,654,608			$4,643,923
Net interest income		$29,907			$30,628
Net interest spread			2.29%			2.39%
Net interest margin (D)			2.64%			2.70%

(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

SIX MONTHS ENDED

Tax-Equivalent Basis, Dollars in Thousands

	June 30, 2019			June 30, 2018
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$389,835	$5,323	2.73%	$350,608	$3,997	2.28%
Tax-exempt (A) (B)	17,128	416	4.86	22,465	379	3.37

Loans (B) (C):
Mortgages	569,818	9,730	3.42	568,397	9,439	3.32
Commercial mortgages	1,805,123	35,603	3.94	1,999,558	37,379	3.74
Commercial	1,398,452	34,053	4.87	1,008,613	22,884	4.54
Installment	54,889	1,162	4.23	76,820	1,305	3.40
Home equity	61,773	1,583	5.13	63,938	1,346	4.21
Other	394	21	10.66	453	22	9.71
Total loans	3,890,449	82,152	4.22	3,717,779	72,375	3.89
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	239,201	2,535	2.12	97,107	752	1.55
Total interest-earning assets	4,536,714	90,426	3.99%	4,188,060	77,503	3.70%
Noninterest-earning assets:
Cash and due from banks	5,339			4,673
Allowance for loan and lease losses	(39,044)			(37,680)
Premises and equipment	21,321			28,979
Other assets	124,965			99,567
Total noninterest-earning assets	112,581			95,539
Total assets	$4,649,295			$4,283,599

LIABILITIES:
Interest-bearing deposits:
Checking	$1,275,711	$7,833	1.23%	$1,107,936	$3,724	0.67%
Money markets	1,202,973	8,750	1.45	1,017,036	4,378	0.86
Savings	113,345	32	0.06	122,284	33	0.05
Certificates of deposit – retail	608,845	6,695	2.20	555,751	4,479	1.61
Subtotal interest-bearing deposits	3,200,874	23,310	1.46	2,803,007	12,614	0.90
Interest-bearing demand – brokered	180,000	1,575	1.75	180,000	1,484	1.65
Certificates of deposit – brokered	51,371	691	2.69	67,957	828	2.44
Total interest-bearing deposits	3,432,245	25,576	1.49	3,050,964	14,926	0.98
Borrowings	105,448	1,672	3.17	154,271	1,525	1.98
Capital lease obligation	8,147	196	4.81	8,878	213	4.80
Subordinated debt	83,243	2,447	5.88	83,071	2,442	5.88
Total interest-bearing liabilities	3,629,083	29,891	1.65%	3,297,184	19,106	1.16%
Noninterest-bearing liabilities:
Demand deposits	484,632			538,084
Accrued expenses and other liabilities	55,274			28,799
Total noninterest-bearing liabilities	539,906			566,883
Shareholders’ equity	480,306			419,532
Total liabilities and shareholders’ equity	$4,649,295			$4,283,599
Net interest income		$60,535			$58,397
Net interest spread			2.34%			2.54%
Net interest margin (D)			2.67%			2.79%

(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Tangible Book Value Per Share	2019	2019	2018	2018	2018
Shareholders’ equity	$493,888	$481,472	$469,013	$454,433	$437,019
Less: Intangible assets, net	31,941	32,170	32,399	34,297	23,477
Tangible equity	461,947	449,302	436,614	420,136	413,542

Period end shares outstanding	19,456,312	19,445,363	19,337,662	19,203,727	19,007,312
Tangible book value per share	$23.74	$23.11	$22.58	$21.88	$21.76
Book value per share	25.38	24.76	24.25	23.66	22.99

Tangible Equity to Tangible Assets
Total assets	$4,871,234	$4,662,306	$4,617,858	$4,435,709	$4,265,174
Less: Intangible assets, net	31,941	32,170	32,399	34,297	23,477
Tangible assets	4,839,293	4,630,136	4,585,459	4,401,412	4,241,697
Tangible equity to tangible assets	9.55%	9.70%	9.52%	9.55%	9.75%
Equity to assets	10.14%	10.33%	10.16%	10.24%	10.25%

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Efficiency Ratio	2019	2019	2018	2018	2018
Net interest income	$29,268	$30,007	$29,385	$28,142	$29,243
Total other income	13,026	11,729	11,255	10,983	11,740
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	—	—	4,392	—	—
Less: Income from life insurance proceeds	—	—	(3,000)	—	—
Add: Securities (gains)/losses, net	(69)	(59)	(46)	325	36
Total recurring revenue	42,225	41,677	41,986	39,450	41,019

Operating expenses	26,173	25,715	25,524	24,284	24,941
Less: ORE provision	—	—	—	28	204
Total operating expense	26,173	25,715	25,524	24,256	24,737

Efficiency ratio	61.98%	61.70%	60.79%	61.49%	60.31%

	For the Six Months Ended
	June 30,	June 30,
Efficiency Ratio	2019	2018
Net interest income	$59,275	$57,636
Total other income	24,755	21,955
Add: Securities (gains)/losses, net	(128)	114
Total recurring revenue	83,902	79,705

Operating expenses	51,888	48,278
Less: ORE provision	—	204
Total operating expense	51,888	48,074

Efficiency ratio	61.84%	60.31%